Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS FIRST QUARTER OPERATING RESULTS

Earnings per Share Increase to $0.48 for December 2004 Quarter
Company Reaffirms Sales and EPS Targets for Fiscal Year 2005

(Newport Beach, California, January 26, 2005) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for the first quarter ended December 31, 2004 were $89.9 million, a decrease of 7.4 percent as compared to sales of $97.1 million for the same period in 2003.  Sales for the quarter included $2.1 million from the January 2004 acquisition of Huron Tech Systems.  Net income was $6.0 million or $0.48 per share for the December 2004 quarter as compared to $5.9 million or $0.47 per share for the same period of 2003.  The December 2004 quarter EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $12.5 million as compared to $12.3 million for the December 2003 quarter.

(In thousands, except per-share amounts)	Three Months Ended December 31,
(Unaudited)	2004	2003	$ Change	% Change

Sales	$89,898	$97,111	$(7,213)	(7.4)%
Operating income	$9,876	$9,672	$204	2.1%
Net income	$5,975	$5,939	$36	0.6%
Net income per common share	$0.48	$0.47	$0.01	2.1%
EBITDA from continuing operations	$12,498	$12,308	$190	1.5%

“Although we were disappointed by the lower than expected sales for the quarter, we leveraged earnings and exceeded our per share expectations,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “We remain on track to achieve our previously stated Company sales and earnings per share targets for 2005.”

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Business Segment Performance

(Amounts in thousands)	Three Months Ended December 31,
(Unaudited)	2004	2003	$ Change	% Change
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$48,054	$49,062	$(1,008)	(2.1)%
Water-heating systems	12,274	11,530	744	6.5%
Total sales	$60,328	$60,592	$(264)	(0.4)%

Gross profit	$15,483	$15,887	$(404)	(2.5)%
Operating income	$6,998	$7,503	$(505)	(6.7)%

Gross profit as a percent of sales	25.7%	26.2%
Operating income as a percent of sales	11.6%	12.4%

For the three months ended December 31, 2004, Pool Products and Heating Systems:

•                  Sales decreased $0.3 million for the three months ended December 31, 2004 compared to the same period of 2003.  Pool Product and Heating System sales were impacted by the extra week of sales in the September 2004 quarter during the peak selling season combined with the timing of sales incentives and extended payment terms to pool customers compared to the prior year.  The December 2004 quarter included $2.1 million of incremental chlorinator and heat exchanger sales from the January 2004 acquisition.  Water-heating system sales increased $0.7 million or 6.5 percent due primarily to continued success of the Company’s Laars® Rheos® and Pennant® commercial boilers as well as higher sales of residential products.

•                  Gross profit decreased $0.4 million to $15.5 million or 25.7 percent of sales for the three months ended December 31, 2004 due to lower sales and higher calendar year sales incentives.  Gross profit as a percent of sales decreased due primarily to product mix and sales incentives partially offset by favorable warranty and freight costs.

•                  Operating income decreased $0.5 million or 6.7 percent for the three months ended December 31, 2004 compared to the three months ended December 31, 2003 due primarily to lower sales and gross profit.  Operating expenses for the December 2004 quarter also reflect additional expense due to the timing of trade show costs.

(Amounts in thousands)	Three Months Ended December 31,
(Unaudited)	2004	2003	$ Change	% Change
PERSONAL HEALTH CARE:
Oral health products	$13,442	$14,322	$(880)	(6.1)%
Shower products	13,852	18,632	(4,780)	(25.7)%
Other products	2,276	3,565	(1,289)	(36.2)%
Total sales	$29,570	$36,519	$(6,949)	(19.0)%

Gross profit	$12,161	$14,013	$(1,852)	(13.2)%
Operating income	$2,878	$2,169	$709	32.7%

Gross profit as a percent of sales	41.1%	38.4%
Operating income as a percent of sales	9.7%	5.9%

For the three months ended December 31, 2004, Personal Health Care:

•                  Sales decreased $6.9 million or 19.0 percent for the three months ended December 31, 2004 compared to the same period of 2003 primarily driven by the extra week of sales in the September 2004 quarter during the peak selling season, the timing of promotional activities and competitive pressures.  Sales of Oral health products decreased $0.9 million due primarily to competition in the power flosser category and the timing of a promotional program for Professional products, which offset higher sales of the Waterpik® dental water jet (oral irrigator).  Sales of Shower products decreased $4.8 million due primarily to a lower level of retail customer promotional activity and higher than anticipated inventories at a key retail customer partially offset by sales of the new Elements™ and Dual Massage™ showerheads launched in 2004.  Committed promotional activity, continuing customer rollouts of product sets and new product launches will have a positive impact on Shower product sales for the remainder of the year.  Sales for the Other products category decreased $1.3 million due to lower sales of personal stress relief and water filtration products, including the impact of the timing of the initial stocking order for the new Instapure® water filter in the September 2004 quarter for a December 2004 quarter retail promotion.

•                  Gross profit decreased $1.9 million or 13.2 percent for the three months ended December 31, 2004 compared to the same period of 2003 due to lower sales.  However, gross profit increased to 41.1 percent of sales for the three months ended December 31, 2004 from 38.4 percent of sales for the same period in 2003 due primarily to product mix, lower product costs and favorable warranty and freight costs.

•                  Operating income increased $0.7 million or 32.7 percent for the three months ended December 31, 2004 compared to the same period of 2003, as short-term operating expense controls more than offset the shortfall in sales and gross profit.

Additional Financial Highlights

Cash used in operations was $13.6 million for the three months ended December 31, 2004, compared to $16.7 million for the same period of 2003.  Operating cash flow from net income of $6.0 million was used to fund a net increase in working capital primarily driven by higher accounts receivable related to seasonal selling programs with extended payment terms in the Pool Products and Heating Systems segment.  Lower sales in the three months ended December 31, 2004 as compared to the same period of 2003 mitigated some of the seasonal increase to accounts receivable.

Capital expenditures from continuing operations for the three months ended December 31, 2004 were $0.9 million, compared to $2.3 million for the same period last year.  Depreciation and amortization from continuing operations for the three months ended December 31, 2004 were $2.4 million compared to $2.7 million for the same period of 2003.

Income tax expense was $3.7 million or 38.5 percent of income from continuing operations before income taxes for the three months ended December 31, 2004 as compared to income tax expense of $3.3 million or 35.6 percent of income from continuing operations before income taxes for the same period of 2003.  The higher tax rate reflects a mix shift to higher state taxing jurisdictions combined with the December 2003 impacts of adjustments to estimates based upon the completion of prior year tax returns.

Outlook

The Company maintains its previously announced outlook for sales growth for Fiscal Year 2005 is in the range of 5 to 7 percent.  Earnings per share for Fiscal Year 2005 are targeted in the range of $1.18 to $1.22 per diluted share, a growth rate of 10 to 14 percent.  The sales and earnings per share growth targets incorporate 52 weeks in Fiscal Year 2005 as compared to 53 weeks for Fiscal Year 2004.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three months ended December 31, 2004 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO, and Vic Streufert, the Company’s Vice President, Finance and CFO, at 11:00 am Pacific Standard Time (2:00 pm EST), Thursday, January 27, 2005.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-829-8668 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 866-356-3371.  The replay will be available through 6:00 pm Pacific Standard Time on Feb 1st.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact of consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper, titanium, resin and oil, risks associated with using foreign suppliers including increased transportation costs and potential supply chain disruption due to delays at West Coast ports, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it cannot assure you that such expectations will prove to have been correct and actual results may differ materially from those reflected in the forward-looking statements.  The Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the following schedules reconcile EBITDA (earnings before interest, taxes, depreciation and amortization) to income from continuing operations before taxes, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), for the periods presented.

In order to fully assess our financial results, we believe that EBITDA is an appropriate measure for evaluating our operating performance.  We are providing this information because it is a key metric to the investment community and assists in their understanding and analysis of our operating performance.  Accordingly, EBITDA should be considered in addition to, and not as a substitute for, or superior to, any measures of financial performance prepared in compliance with GAAP.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of EBITDA to income from continuing operations before income taxes, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2004	2003

Sales	$89,898	$97,111
Gross profit	27,644	29,900
Selling expenses	10,540	12,334
General and administrative expenses	5,843	6,049
Research and development expenses	1,385	1,845
Operating income	9,876	9,672
Interest expense	365	458
Other income	(208)	(58)
Income from continuing operations before income taxes	9,719	9,272
Income tax provision	3,744	3,303
Income from continuing operations	5,975	5,969

Discontinued operations:
Loss from operations of discontinued product line	—	(45)
Income tax benefit	—	(15)
Loss on discontinued operations	—	(30)
Net income	$5,975	$5,939

Diluted net income per common share
Continuing operations	$0.48	$0.47
Discontinued operations	—	—
Net income	$0.48	$0.47

Weighted average common shares outstanding	12,487	12,571

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF EBITDA TO INCOME

FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$9,719	$9,272
Interest expense, net	341	380
Depreciation and amortization	2,438	2,656
EBITDA from continuing operations	$12,498	$12,308

POOL PRODUCTS AND HEATING SYSTEMS
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$6,791	$7,271
Interest expense, net	207	214
Depreciation and amortization	1,006	1,073
EBITDA from continuing operations	$8,004	$8,558

PERSONAL HEALTH CARE
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$2,928	$2,001
Interest expense, net	134	166
Depreciation and amortization	1,432	1,583
EBITDA from continuing operations	$4,494	$3,750

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2004	September 30, 2004
	(Unaudited)

ASSETS
Cash and cash equivalents	$1,493	$11,036
Accounts receivable, net	83,341	58,418
Inventories	48,028	45,387
Deferred income taxes	8,715	8,736
Prepaid expenses and other current assets	3,575	2,803
Total current assets	145,152	126,380
Property, plant and equipment, net	44,251	45,553
Goodwill, net	35,850	35,149
Deferred income taxes	—	225
Other assets	4,170	3,893
TOTAL ASSETS	$229,423	$211,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$25,709	$26,069
Accrued income taxes	2,291	27
Accrued liabilities	35,303	32,529
Current portion of long-term debt	3,835	3,838
Total current liabilities	67,138	62,463
Long-term debt, less current portion	25,829	20,839
Other accrued liabilities	5,753	5,358
TOTAL LIABILITIES	98,720	88,660
TOTAL STOCKHOLDERS’ EQUITY	130,703	122,540
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$229,423	$211,200

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2004	2003

Operating activities:
Net income	$5,975	$5,939
Loss from discontinued product line	—	30
Income from continuing operations	5,975	5,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,438	2,656
Deferred income taxes	660	285
Tax benefit of pre spin-off foreign tax losses	—	18
Compensation expense arising from stock awards	180	265
Tax benefit from restricted stock awards	15	—
Interest income from stockholder notes	—	(78)
Loss on sale of property, plant and equipment	2	40
Change in operating assets and liabilities:
Accounts receivable	(24,188)	(37,275)
Inventories	(1,834)	4,409
Accounts payable	(411)	2,967
Accrued liabilities	2,619	6,651
Accrued income taxes	2,325	120
Other assets and liabilities	(1,412)	(2,736)
Cash used in operating activities	(13,631)	(16,709)

Investing activities:
Purchase of property, plant and equipment	(870)	(2,341)
Disposal of property, plant and equipment	5	(16)
Cash used in investing activities	(865)	(2,357)

Financing activities:
Net borrowings on revolving credit facilities	5,199	17,105
Payments on promissory notes	(206)	(945)
Proceeds from exercise of stock options	61	153
Acquisition of treasury stock	(161)	—
Principal payments on capital leases	(6)	(10)
Cash provided by financing activities	4,887	16,303
Effect of exchange rate changes on cash	66	(125)
Cash used in discontinued operations	—	(30)
Decrease in cash	(9,543)	(2,918)
Cash at beginning of period	11,036	3,888
Cash at end of period	$1,493	$970

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